                                                                    Exhibit 10.3

                             AMENDED AND RESTATED
                         MULTICURRENCY REVOLVING CREDIT

                             AND TERM LOAN AGREEMENT

                                      Among

                                 TERADYNE, INC.,

                       THE FIRST NATIONAL BANK OF BOSTON,

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                      STATE STREET BANK AND TRUST COMPANY,

                        FLEET BANK OF MASSACHUSETTS, N.A.

                                       and

                       THE FIRST NATIONAL BANK OF BOSTON,

                                    As Agent

                             as of January 31, 1996

                                Table of Contents
                                                                                              Page

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1.       INTERPRETATION

         1.1.         General Provisions Pertaining to..................................          1
         1.2.         Terms Defined.....................................................          2

2.       THE LOANS

         2.1.         Obligations of the Banks to Make Advances.........................         12
         2.2.         Termination of Commitment ........................................         12
         2.3.         Reduction or Termination by the Company
                          of Banks' Commitment..........................................         12
         2.4.         Reduction of Optional Currency Borrowings.........................         13
         2.5.         Fees..............................................................         13
         2.6.         Making the Advances...............................................         14
         2.7.         Optional Currencies...............................................         15
         2.8.         Interest Payable on the Loans.....................................         17
         2.9.         Alternative Interest Rates........................................         18
         2.10.        Repayments and Prepayments of the Loans, etc......................         19
         2.11.        Payments and Computations.........................................         21
         2.12.        Payments to be Free of Deductions.................................         22
         2.13.        Additional Costs, Changes in Circumstances, etc...................         22
         2.14.        Indemnification for Losses........................................         24
         2.15.        Increased Capital Requirements....................................         24
         2.16.        HLT Classification................................................         25

3.       CONDITIONS OF LENDING

3.1.     Conditions Precedent to Each Advance...........................................         25
3.2.     Conditions Precedent to First Advance..........................................         27

4.       REPRESENTATIONS AND WARRANTIES

         4.1.         Representations and Warranties of the Company.....................         28
         4.1.1.       Organization, Good Standing, Authority, etc.......................         28
         4.1.2.       Governmental Approvals............................................         28
         4.1.3.       Subsidiaries......................................................         28
         4.1.4.       Compliance with Other Instruments.................................         29
         4.1.5.       Litigation........................................................         29
         4.1.6.       No Adverse Contracts, etc.........................................         29

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
                                                     (ii)

         4.1.7.       Financial Statements..............................................         29
         4.1.8.       Changes...........................................................         29
         4.1.9.       Business..........................................................         29
         4.1.10.      Taxes.............................................................         30
         4.1.11.      Loan as Senior Indebtedness.......................................         30
         4.1.12.      No Defaults.......................................................         30
         4.1.13.      Regulation U......................................................         30
         4.1.14.      Pension Plans.....................................................         30
         4.1.15.      Investment Company; Public Utility
                         Holding Company................................................         30
         4.1.16.      Environmental Compliance..........................................         31
         4.2.         Representations and Warranties of Each
                          Borrowing Subsidiary..........................................         31
         4.2.1.       Organization, Good Standing, Authority, etc.......................         31
         4.2.2.       Governmental Approvals............................................         32
         4.2.3.       Compliance with Other Instruments.................................         32
         4.2.4.       Litigation........................................................         32
         4.2.5.       No Adverse Contracts, etc.........................................         32
         4.2.6.       Regulation U......................................................         32
         4.2.7.       Borrowing Subsidiary..............................................         32
         4.2.8.       Investment Company; Public Utility
                          Holding Company...............................................         32

5.       CERTAIN AFFIRMATIVE COVENANTS

         5.1.         Conduct of Business...............................................         33
         5.2.         Payment of Taxes..................................................         33
         5.3.         Notification of Significant
                          Litigation, Default, etc......................................         33
         5.4.         Financial Statements, Certificates
                           and Other Information........................................         34
         5.5.         Inspection of Properties and Books................................         35
         5.6.         Employee Retirement Income
                          Security Act of 1974..........................................         35
         5.7.         Financial Covenants...............................................         36
         5.8.         Pension Plans.....................................................         36
         5.9.         Further Assurances................................................         36
         5.10.        Borrowing Subsidiaries............................................         37
         5.11.        Environmental Matters.............................................         37

6.       CERTAIN NEGATIVE COVENANTS

         6.1.         Indebtedness......................................................         38
         6.2.         Liens.............................................................         39

                                                   (iii)
         6.3.         Investments.......................................................         39
         6.4.         Merger and Sale of Assets.........................................         40
         6.5.         Lines of Business.................................................         40
         6.6.         Limitation on Stock Repurchases...................................         41
         6.7.         Leasebacks........................................................         41

7.       GUARANTY

         7.1.         Guaranty...........................................................        41
         7.2.         Guaranty Absolute.................................................         41
         7.3.         Effectiveness, Enforcement........................................         42
         7.4.         Waiver............................................................         43
         7.5.         Subrogation.......................................................         43

8.       EVENTS OF DEFAULT; ACCELERATION................................................         44

9.       SET-OFF      ..................................................................         46

10.      THE AGENT    ..................................................................         47

11.      MISCELLANEOUS

         11.1.        Expenses..........................................................         49
         11.2.        Notices, etc......................................................         49
         11.3.        Reliance, etc.....................................................         50
         11.4.        Captions..........................................................         50
         11.5.        Consents, Amendments, Waivers, etc................................         51
         11.6.        Benefit, etc......................................................         52
         11.7.        Exchange Rate.....................................................         52
         11.8.        Governing Law.....................................................         52
         11.9.        Counterparts......................................................         52
         11.10.       Consent to Jurisdiction,

                          Waiver of Jury Trial..........................................         53
         11.11.       Transitional Provisions...........................................         54
         11.12.       Exempt Character of Transaction...................................         54

11.      ASSIGNMENT AND PARTICIPATION

         12.1.        Conditions to Assignment by Banks.................................         54
         12.2.        Certain Representations and Warranties............................         55
         12.3.        Register..........................................................         56
         12.4.        New Notes.........................................................         56
         12.5.        Participations....................................................         57
         12.6.        Disclosure........................................................         57



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
                                                       (iv)
         12.7.        Assignee or Participant Affiliate.................................         57
         12.8         Miscellaneous Assignment Provisions...............................         58
         12.9         Assignment by Company.............................................         58

                                    Exhibits
         Exhibit A         Form of Assignment and Acceptance
         Exhibit B         Form of Election for Borrowing
         Exhibit C         Form of Notes

                                    Schedules
         Schedule 1        Commitment
         Schedule 4.1.3    Subsidiaries
         Schedule 4.1.5    Litigation
         Schedule 4.1.16   Environmental Matters
         Schedule 6.1      Existing Indebtedness


                                 TERADYNE, INC.

                              AMENDED AND RESTATED
                         MULTICURRENCY REVOLVING CREDIT

                             AND TERM LOAN AGREEMENT

         This AMENDED AND RESTATED MULTICURRENCY REVOLVING CREDIT AND TERM LOAN AGREEMENT (the "Agreement") is made as of January 31, 1996, by and among TERADYNE, INC. (the "Company"), THE FIRST NATIONAL BANK OF BOSTON, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, STATE STREET BANK AND TRUST COMPANY, FLEET BANK OF MASSACHUSETTS, N.A., and the other lending institutions listed on Schedule 1 hereto (each of which are referred to individually, as a "Bank" and collectively, as the "Banks") and THE FIRST NATIONAL BANK OF BOSTON, as agent for itself and the other Banks (in such capacity, the "Agent").

         WHEREAS, the Company, the Banks and the Agent previously entered into a Multicurrency Revolving Credit and Term Loan Agreement dated as of April 29, 1991 (as amended and in effect from time to time, the "Original Credit Agreement"); and

         WHEREAS, the Company, the Banks and the Agent desire to amend and restate the Original Credit Agreement in its entirety as set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Banks and the Agent hereby agree, subject to the terms and conditions set forth herein, to amend and restate the Original Credit Agreement in its entirety as follows:

                           SECTION 1. INTERPRETATION.

     1.1. General Provisions Pertaining to Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

                  (a) terms specifically defined in Section 1.2 hereof have the meanings therein assigned to them, and other terms defined elsewhere in this Agreement shall have the meanings therein assigned to them, and all such definitions shall be applicable to both the singular and plural forms of the terms defined;

                  (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with accounting principles generally accepted in the United States of America;

                  (c) "Agreement" or "this Agreement" means this Agreement as amended and restated on the date hereof, or if subsequently modified, amended or supplemented, as so modified, amended or supplemented and in effect at the time of reference thereto; and

                  (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement.

     1.2. Terms Defined. Subject to the provisions of Section 1.1 hereof, the following terms shall have the respective meanings set forth below:

         "Advance" shall mean any advance made or to be made by the Banks to any Borrower pursuant to Section 2.1 hereof.

         "Affiliate" shall mean any Person that would be considered to be an affiliate of the Company under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Company was issuing securities.

         "Agent" shall be as defined in the preamble hereto.

         "Assessment Rate" shall mean, for any Interest Period, the net annual assessment rate (rounded upwards, if necessary to the next higher 1/16 of 1%) payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits made in Dollars at offices of the Agent in the United States of America during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.

         "Banks" shall be as defined in the preamble hereto, and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to ss.12.

         "Base Rate" shall mean for any day, the higher of (a) the Federal Funds Effective Rate for such day plus 1/2 of 1% per annum and (b) the rate of interest announced from time to time by the Agent at its head office as its base rate. Any change in the Base Rate resulting from a change in the "base rate" or the Federal Funds Effective Rate is to be effective at the beginning of the day of such change.

         "Base Rate Advance" shall mean any Advance denominated in Dollars upon which interest will accrue based on the Base Rate.

         "Base Rate Loan" shall mean the principal or a relevant portion of the principal amount outstanding from time to time after the Commitment Expiry Date denominated in Dollars upon which interest will accrue based on the Base Rate.

         "Borrower" shall mean the Company or any Borrowing Subsidiary, and "Borrowers" shall mean the Company and each Borrowing Subsidiary.

         "Borrowing Base" as determined at any date, means (a) eighty percent (80%) of the aggregate amount of Eligible Accounts Receivable determined at such date, plus (b) ten percent (10%) of Eligible Inventory determined as of such date.

         "Borrowing Date" shall mean, in relation to any Advance, the day on which that Advance is made or to be made to a Borrower.

         "Borrowing Subsidiary" shall mean a wholly-owned Subsidiary of the Company which shall have delivered to each of the Banks an election to become a Borrower, in substantially the form of Exhibit B, duly executed by such Subsidiary and the Company, and a promissory note, in the form of Exhibit C, appropriately completed, duly executed by such Subsidiary.

         "Business Day" shall mean a day on which banks are open for business in Boston, Massachusetts, New York, New York and San Francisco, California, and if
(a) a Eurodollar Rate Advance is involved, a day on which dealings in Dollars and in foreign currency and exchange can be carried on in the relevant interbank Eurodollar market and dollar settlements of such dealings are able to be effected in New York City, and (b) if a CD Rate Advance is involved, a day on which the Agent may determine its CD Rate, and (c) if any currency other than Dollars is involved, a day on which dealings in Dollars and in foreign currency and exchange can be carried on in the principal financial center of the country in which such currency is legal tender.

         "CD Rate" shall mean, for any Interest Period, an interest rate per annum determined by the Agent pursuant to the following formula:

                       Domestic CD Rate*         +   Assessment Rate

                       -----------------
CD Rate =              1.00 - CD Reserve Percentage

         *The components of the fraction to be rounded upward, if necessary, to the next higher 1/16 of 1%.

         "CD Rate Advance" shall mean any Advance denominated in Dollars upon which interest will accrue based on the CD Rate.

         "CD Rate Loan" shall mean the principal or a relevant portion of the principal amount outstanding from time to time after the Commitment Expiry Date denominated in Dollars upon which interest will accrue based on the CD Rate.

         "CD Reserve Percentage" shall mean for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement (including without limitation any marginal, emergency, supplemental, special or other reserves) for a member bank of the Federal Reserve System in Boston with deposits exceeding $1 billion in respect of new time deposits in Boston having a maturity comparable to the Interest Period for a CD Rate Advance or CD Rate Loans in an amount of $100,000 or more. The CD Rate shall be adjusted automatically on and as of the effective date of any change in the CD Reserve Percentage.

         "Commitment" shall mean with respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Advances to the Borrower, as the same may be reduced from time to time, or if such commitment is terminated pursuant to the provisions hereof, zero.

         "Commitment Expiry Date" shall have the meaning assigned to that term in Section 2.2. hereof.

         "Commitment Fee" shall have the meaning assigned to that term in
Section 2.5(a) hereof.

         "Commitment Percentage" shall mean with respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitment of all the Banks, and with respect to the Term Loan, the percentage amount set forth on Schedule 1 hereto of such Bank's commitment with respect to the Term Loan.

         "Consolidated" shall mean, as applied to any term used in this Agreement, the relevant figures for the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles after eliminating all material inter-company items and minority interests.

         "Consolidated Tangible Net Worth" shall mean the consolidated capital and retained earnings accounts of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles, but deducting therefrom (without duplication of deductions) the net book value, after deducting reserves applicable thereto, of all intangible assets, including without limitation good will, trademarks, trade names, copyrights, patents and rights in any thereof and unamortized debt discount and expense.

         "Contingent Liabilities" shall mean any guarantees, endorsements, agreements to purchase or provide funds for the payment of obligations of others, or other liabilities which would be classified as contingent in accordance with generally accepted accounting principles, excluding, however,
(a) guarantees of the Indebtedness of consolidated Subsidiaries, (b) product warranties given in the ordinary course of business and (c) endorsement of checks or other negotiable instruments for deposit or collection in the ordinary course of business.

         "Convert," "Conversion," and "Converted" refers to the conversion of CD Rate Advances, Base Rate Advances or Eurodollar Rate Advances into Advances of another type.

         "Current Ratio" shall mean Consolidated current assets divided by Consolidated current liabilities.

         "Default" shall have the meaning assigned to that term in Section 8 hereof.

         "Discounted Trade Receivables" shall mean trade receivables, bills or notes discounted with banks.

         "Dollar(s)" and "U.S.$" shall mean dollars of the United States of America.

         "Dollar Equivalent" shall mean with respect to an amount of any currency other than Dollars, the amount of Dollars equivalent thereto as calculated pursuant to Section 2.7(b) hereof.

         "Domestic CD Rate" shall mean, with respect to any CD Rate Advance or CD Rate Loans for any Interest Period, the rate determined by the Agent to be the prevailing rate per annum bid at 10:00 a.m., Boston time, (or as soon thereafter as practicable) on the first day of any Interest Period for the purchase at face value from the Agent of its certificates of deposits in an amount comparable to the portion of the CD Rate Advance or CD Rate Loans to be made by the Agent to which such Interest Period applies and having a maturity comparable to such Interest Period.

         "Eligible Accounts Receivable" as determined at any date, means rights of the Company and its Subsidiaries on a Consolidated basis to payment for the sale by the Company or its Subsidiaries of products or services sold and delivered or to be delivered within a reasonable time thereafter by the Company or its Subsidiaries and invoiced or to be invoiced within a reasonable time thereafter, all in the ordinary course of business prior to such date, except accounts receivable (a) owing by any Person which is an Affiliate of the Company or any Subsidiary of the Company or (b) which have not been paid within 120 days of the earlier to occur of the shipment date or the invoice date.

         "Eligible Assignee" shall mean any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, which has an investment grade rating of A- or better by Standard & Poor's, Moody's or Duff & Phelps and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, which has an investment grade rating of A- or better by Standard & Poor's, Moody's or Duff & Phelps, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, which has an investment grade rating of A- or better by Standard & Poor's, Moody's or Duff & Phelps, and having total assets in excess of $1,000,000,000, provided, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or Person approved by the Agent, such approval not to be unreasonably withheld.

         "Eligible Inventory" as determined at any date, means the net book value, as reflected on the books of the Company and its Subsidiaries on a Consolidated basis in accordance with generally accepted accounting principles, of raw materials, work-in-process and finished goods held by the Company or its Subsidiaries after taking into account charges and liens against or with respect to such inventory.

         "Environmental Laws" shall mean any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act or any other federal, state or local statute, regulation, ordinance, order, or decree, or common law, whether in existence now or hereafter enacted, and as such may be amended from time to time, relating to health, safety or the environment.

         "Eurodollar Rate" shall mean, in relation to each Interest Period relating to a Eurodollar Rate Advance or Eurodollar Rate Loan, the annual rate of interest determined by the Agent to be the sum of (a) the Eurodollar Reserve Charge plus (b) the percentage annual rate of interest determined by the Agent as being that rate at which deposits of the currency in which the relevant Advance or Eurodollar Rate Loan is to be denominated during such Interest Period are being offered to the Agent by prime banks in any interbank Eurodollar market selected by the Agent in good faith, at or about the time of the quotation thereof to such Borrower, for delivery on the first day of such Interest Period, and for the number of days comprised therein, in amounts equal (as nearly as may be) to the principal amount of the Agent's portion of the Advance or Eurodollar Rate Loan to which such Interest Period relates.

         "Eurodollar Rate Advance" shall mean any Advance denominated in an Optional Currency or in Dollars upon which interest will accrue based on the Eurodollar Rate.

         "Eurodollar Rate Loan" shall mean the principal or a relevant portion of the principal amount outstanding from time to time after the Commitment Expiry Date denominated in Dollars upon which interest will accrue based on the Eurodollar Rate.

         "Eurodollar Reserve Charge" shall mean, subject to revision pursuant to
Section 2.13(a), for any Interest Period to which the Eurodollar Rate is to be applicable an annual rate determined on the Rate-fixing Day pursuant to the following formula (with the Eurodollar Rate and the Reserve Rate expressed as a decimal):

         Eurodollar Rate   -  Eurodollar Rate  x   100

         ----------------
         1.00 - Reserve Rate

         "Event of Default" shall have the meaning assigned to that term in
Section 8 hereof.

         "Excess Amount" shall have the meaning specified in Section 2.5 hereof.

         "Excess Utilization Amount" shall have the meaning specified in Section 2.5(b) hereof.

         "Federal Funds Effective Rate" for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

         "Final Payment Date" shall mean the date specified as such in Section 2.10(a) hereof.

         "Guaranteed Obligation" shall have the meaning specified in Section 7.1 hereof.

         "Indebtedness" shall mean all indebtedness for borrowed money or credit received other than trade debt or other similar obligations incurred in the ordinary course of business.

         "Hazardous Substance" shall mean any hazardous waste as defined by 42 U.S.C. ss.6903(5),any hazardous substance as defined by 42 U.S.C. ss.9601(14) ,any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any environmental law.

         "Interest Payment Date" shall mean, with respect to CD Rate Advances, CD Rate Loans, Eurodollar Rate Advances or Eurodollar Rate Loans, the last day of any Interest Period, and with respect to Base Rate Advances or Base Rate Loans, any date when interest is due and payable as provided under Section 2.8(c) hereof.

         "Interest Period" shall mean,

                  (a) With respect to each Eurodollar Rate Advance and Eurodollar Loan (i) initially as specified by a Borrower in its notice of borrowing, the period commencing on the Borrowing Date, or, in the case of a Conversion into Eurodollar Rate Advances and Eurodollar Rate Loans, commencing on the date of such Conversion, and expiring 1, 2 or 3 months thereafter and
(ii) with respect to subsequent Eurodollar Rate Advances and Eurodollar Rate Loans as specified by such Borrower in a written notice furnished to the Agent no later than 10:00 a.m. Boston time three (3) Business Days prior to the Rate-fixing Day with respect to such Eurodollar Rate Advance, any successive periods of 1, 2 or 3 months commencing on the same day on which the next preceding Interest Period with respect to such Eurodollar Rate Advance and Eurodollar Rate Loan shall have expired. If a Borrower does not elect otherwise, each Interest Period with respect to a Eurodollar Rate Advance and Eurodollar Rate Loan shall be three months. The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by the Agent in accordance with the Agent's generally accepted practice in the relevant foreign currency deposits market. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the relevant interbank Eurodollar market.

                  (b) With respect to each CD Rate Advance and CD Rate Loan (i) initially as specified by a Borrower in its notice of borrowing, the period commencing on the Borrowing Date, or, in the case of a Conversion into CD Rate

Advances and CD Rate Loans, commencing on the date of such Conversion, and expiring 30, 60 or 90 days thereafter, and (ii) with respect to subsequent CD Rate Advances and CD Rate Loans, as specified by such Borrower in a written notice furnished to the Bank no later than 10:00 a.m. Boston time three (3) Business Days prior to the last day of the Interest Period with respect to such CD Rate Advance and CD Rate Loan, any successive periods of 30, 60 or 90 days commencing on the same day on which the next preceding Interest Period with respect to such CD Rate Advance and CD Rate Loan shall have expired. If a Borrower does not timely elect a new Interest Period with respect to a CD Rate Advance, such CD Rate Advance shall, on the last day of the current Interest Period, convert into a Base Rate Advance or Base Rate Loan. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end and the next Interest Period shall commence on the next succeeding Business Day.

                  (c) With respect to each Base Rate Advance or Base Rate Loan, the period commencing on the Borrowing Date of such Advance or Term Loan and expiring on the date when the Base Rate Advance or Base Rate Loan is repaid or, as the case may be, converted to a CD Rate Advance, CD Rate Loan, Eurodollar Rate Advance or Eurodollar Rate Loan.

         No Interest Period shall have an Interest Payment Date which occurs after the Final Repayment Date or which is not on a Business Day.

         "Investments" shall mean the aggregate of all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or obligations of, any Person.

         "Lease Payments" shall mean payments paid or payable under operating or financial leases of real or personal property.

         "Leverage Ratio" shall mean Consolidated Liabilities less deferred income taxes, divided by Consolidated Tangible Net Worth.

         "Liabilities" shall mean liabilities of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles but deducting therefrom Subordinated Indebtedness.

         "Loan" shall mean with respect to each Borrower, collectively, the aggregate principal amount of all Advances or Term Loans, as the case may be, made or to be made by the Banks to the Borrowers upon the terms and subject to the conditions contained in this Agreement, and "Loans" shall mean all such loans.

         "Loan Account(s)" shall have the meaning specified in Section 2.6(e) hereof.

         "Loan Documents" shall mean this Agreement and the Notes.

         "Majority Banks" shall mean Banks holding at least 51% of the aggregate outstanding principal amount of the Loans, or if no principal is outstanding, of the Commitment.

         "Margin" shall mean the following percentage per annum, which shall be in effect for the following periods except as provided below: (i) during the period from the date hereof until the Commitment Expiry Date, (x) with respect to CD Rate Advances, three-quarters of one percent (3/4%) per annum, and (y) with respect to Eurodollar Rate Advances, one-half of one percent (1/2%) per annum, and (z) with respect to Base Rate Advances, zero percent (0%) per annum; and (ii) during the period commencing from the Commitment Expiry Date until all obligations of the Borrowers hereunder have been satisfied, (A) with respect to CD Rate Loans, one percent (1%) per annum, (B) with respect to Eurodollar Rate Loans, three-quarters of one percent (3/4%) per annum, and (C) with respect to Base Rate Loans, one quarter of one percent (1/4%) per annum.

         "Money Market Instruments" shall mean direct obligations of the United States Government maturing within one year from the date of acquisition thereof, instruments issued or guaranteed by United States commercial banks or bank holding companies having total stockholders' equity in excess of $100,000,000, or commercial paper rated A-1 or P-1 by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively.

         "Net Working Capital" shall mean Consolidated current assets less Consolidated current liabilities.

         "Notes" shall have the meaning specified in Section 2.6(f) hereof.

         "Obligations" shall mean all indebtedness, obligations and liabilities of the Company and any of its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Advances or Loans made or any of the Notes, or arising or incurred in connection with any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

         "Optional Currency" shall mean any currency which is freely convertible into Dollars and which is traded on any interbank foreign currency deposits market selected by the Agent in good faith.

         "Process Agent" shall have the meaning specified in Section 11.10 hereof.

         "Property" shall mean, collectively, all properties owned or operated by the Company or any of its Subsidiaries from time to time.

         "Rate-fixing Day" shall mean the second Business Day preceding the Business Day on which an Interest Period begins.

         "Release" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA") and the term "Disposal" (or "Disposed") shall have the meaning specified in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss.6901 et seq. ("RCRA") and regulations promulgated thereunder; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of a state wherein the property lies establishes a meaning for "Release" or "Disposal" which is broader than specified in either CERCLA or RCRA, such broader meaning shall apply.

         "Reserve Rate" means the reserve rate (including without limitation any marginal, emergency, supplemental, special or other reserves) for Eurocurrency Liabilities if such liabilities were outstanding (expressed as a decimal) set forth in Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) determined by the Agent to be the rate or weighted average rate which would be applicable to an Interest Period.

         "Subordinated Indebtedness" shall mean unsecured Indebtedness for money borrowed which have maturities and amounts and are subject to such covenants and subordination provisions as are satisfactory to the Majority Banks as evidenced by their written approval thereof.

         "Subsidiary" shall mean any present or future corporation a majority of whose shares of stock of any class (however designated) having ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such corporation (other than stock having such power only by reason of the happening of a contingency) shall at the time be owned by the Company or by one or more of the Company's Subsidiaries. A wholly-owned Subsidiary is a Subsidiary all of the capital stock (exclusive of directors' qualifying shares) of which is owned directly or indirectly by the Company.

         "Total Commitment" shall mean the sum of the Commitments of the Banks, as in effect from time to time.

         "Term Loan" shall mean either a Base Rate Loan, a CD Rate Loan or a Eurodollar Rate Loan.

         "Total Loan" shall mean, with respect to each Borrower, the aggregate amount of the Loan outstanding to such Borrower, and "Total Loans" shall mean all such loans.

                              SECTION 2. THE LOANS.

         2.1. Obligations of the Banks to Make Advances. Each of the Banks severally agrees, subject to the terms and conditions of this Agreement, to make its portion of Advances, in Dollars and/or, subject to Section 2.7 hereof, in an Optional Currency, to the Borrowers from time to time from the date hereof to and including the Commitment Expiry Date upon notice by the Borrower of the Advance to the Agent given in accordance with ss.2.6, such sums as are requested by such Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, provided, that the sum of the outstanding amount of the Advances (after giving effect to all amounts requested) shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base. The Advances shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for an Advance hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in ss.3.2, in the case of the initial Advances to be made on the Closing Date, and ss.3.1 in the case of all other Advances, have been satisfied on the date of such request.

         2.2. Termination of Commitment. The Total Commitment (and the Commitment of each Bank) will terminate in full at 10:00 a.m. Boston time, January 31, 1999 unless earlier terminated as provided in this Agreement (the "Commitment Expiry Date").

         2.3. Reduction or Termination by the Company of Banks' Commitment. Subject to the terms and conditions of this Agreement, the Company may at any time on or prior to the Commitment Expiry Date reduce, or terminate entirely, the Total Commitment hereunder in a minimum principal amount of $500,000 or any multiple thereof by giving at least two Business Days' prior written notice thereof to the Agent, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Upon the effective date of any such reduction or termination, the Company shall pay to the Agent for the respective accounts of the Banks, or cause to be made, a payment against principal of the Loans in such amount as will reduce the unpaid principal balance thereof to an amount not in excess of the desired reduced amount of the Total Commitment or, if the Total Commitment is being terminated, pay, or cause to be paid, all obligations then due hereunder and accrued Commitment Fees. No reduction or termination of the Commitments may be reinstated.

         2.4. Reduction of Optional Currency Borrowings. The principal amount available to the Borrowers in Optional Currencies pursuant to Section 2.7(a) hereof shall be reduced pro rata in accordance with each Bank's Commitment Percentage of the amount by which the Total Commitment is reduced under Section
2.3 hereof.

         2.5.  Fees.

                  (a) The Company agrees to pay to the Agent for the respective accounts of the Banks on the first day of each calendar quarter hereafter until the Commitment Expiry Date, and on the Commitment Expiry Date, a commitment fee (the "Commitment Fee") on the average daily amount by which the Total Commitment exceeds the aggregate outstanding and unpaid Loans during the preceding three-month period or portion thereof (such amount is referred to as the "Excess Amount"). The Commitment Fee payable to the Agent for the respective accounts of the Banks shall equal such Bank's Commitment Percentage of one-tenth of one percent (.10%) per annum computed on the Excess Amount. For purposes of determining the Excess Amount, the Dollar Equivalent of each Advance in an Optional Currency as determined on the date of the making of such Advance shall be the amount of the Total Commitment used in connection with such Advance, and no further adjustments shall be made with respect to the Excess Amount based upon fluctuations thereafter in the value of the Optional Currency of such Advance, subject, however, to the provisions of Section 2.7(c).

                  (b) The Company agrees to pay to the Agent for the account of each Bank a facility fee (the "Facility Fee") on January 31, 1996 and each January 31 thereafter through and including January 31, 1998 equal to one-eighth of one percent (1/8%) of the Total Commitment in effect on the day immediately preceding such date. The portion of the Facility Fee payable to each Bank shall equal such Bank's Commitment Percentage thereof.

                  (c) The Company agrees to pay to the Agent solely for the account of the Agent at the end of each calendar quarter commencing on March 31, 1996 until the date on which (i) all Loans and accrued interest thereon have been paid in full together with all other Obligations outstanding at the time of such payment and (ii) the Total Commitment has been terminated in full, whichever last occurs, an Agent's fee in the amount of $6,250 per quarter, and if such date does not occur at the end of a calendar quarter, the Agent's Fee shall be prorated for that quarter.

         2.6.  Making the Advances.

                  (a) Subject to the terms and conditions of this Agreement, a Borrower may obtain Advances in the principal amount of $1,000,000 or higher integral multiples of $100,000 or the equivalent thereof in an Optional Currency from the Banks from time to time from and after the date hereof, but not after the Commitment Expiry Date up to a maximum aggregate amount outstanding (after giving effect to all Advances requested) at any one time equal to the lesser of (a) the Total Commitment or (b) the Borrowing Base.

                  (b) Whenever a Borrower desires and is entitled hereunder to receive any Advance, the Borrower shall notify the Agent in writing in the case of a Base Rate Advance not later than 10:00 a.m., Boston time, on the Business Day prior to the date of the Advance or in the case of a CD Rate Advance not later than 10:00 a.m. Boston time, three (3) Business Days prior to the proposed Borrowing Date with respect to such Advance, or in the case of a Eurodollar Rate Advance not later than 10:00 a.m., Boston time, five (5) Business Days prior to the Rate-fixing Day with respect to such Advance, of (i) the Borrowing Date (which must be a Business Day) and the amount of such Advance, stated either in Dollars or, subject to Section 2.7 hereof, in an Optional Currency, (ii) with respect to a CD Rate Advance or a Eurodollar Rate Advance, the initial Interest Period of such Advance, and (iii) the Borrower's bank account to which payment of the proceeds thereof is to be made. The Agent will give the Banks prompt notice of each notice of borrowing, which in the case of a Eurodollar Rate Advance shall be at least four Business Days prior to the date of such Advance, and of each other notice received from the Borrowers hereunder.

                  (c) If, on or prior to the Borrowing Date of any requested Advance, the Total Commitment has not terminated in full and the applicable conditions of Section 3 hereof are satisfied, the Banks will advance to the Borrower making the request their respective Commitment Percentages of the requested Advance by credit to the Borrower's specified account with the Agent or by such other means as agreed upon by the Borrower and the Agent in immediately available funds not later than the close of business on such Borrowing Date.

                  (d) The failure of any Bank to make its pro rata share of any Advance shall not relieve any other Bank of its obligation, if any, hereunder to make its pro rata share of an Advance on the proposed Borrowing Date, but no Bank shall be responsible for the failure of the other Bank to make the part of the Advance to be made by such other Bank on the Borrowing Date.

                  (e) The obligations of the Company to repay all amounts borrowed by it hereunder, all interest thereon and all fees and other amounts payable by it in respect thereto shall be evidenced by this Agreement and by individual loan accounts (collectively, the "Loan Accounts" and individually, a "Loan Account") maintained by each of the Banks, it being the intention of the parties hereto that the Company's obligation with respect to its Loan are to be evidenced only as stated herein and not by separate promissory notes. Each Bank shall render to the Company and the Agent, on or before the fifth Business Day of each calendar quarter, a statement of its Loan Account as of the last day of the prior calendar quarter, which statement shall, in the absence of manifest error, be considered correct and binding upon the Company unless the Company notifies such Bank and the Agent to the contrary within 45 days from the receipt of such statement; provided that the failure of any Bank to render any such statement in a timely fashion shall not affect or impair the validity or binding nature of any Loan Account.

                  (f) The obligations of each Borrowing Subsidiary to repay all amounts borrowed by it under this Agreement, all interest thereon and all fees and other amounts payable by it in respect thereto shall be evidenced by its promissory notes, substantially in the form of Exhibit C hereto, appropriately completed (collectively, the "Notes" and individually, a "Note") dated the applicable Borrowing Date and payable severally to the order of each of the Banks in a principal amount equal to such Bank's Commitment Percentage of the Total Commitment.

         2.7.  Optional Currencies.

                  (a) A Borrower may elect, prior to the Commitment Expiry Date, to draw down a portion of the Total Commitment in, or convert Loans outstanding to, an Optional Currency (if any), provided that the aggregate principal amount of Loans outstanding immediately following any such drawdown or conversion shall not exceed the Total Commitment then in effect. Amounts proposed to be converted at any one time under this Section 2.7 shall not be less than U.S. $500,000 and shall be an integral multiple thereof, or the Dollar Equivalent in any Optional Currency. In order to exercise the foregoing option a Borrower must deliver to the Agent a written notice, subject to any other notice requirements under this Agreement, designating the currency into which the designated portion of the Borrower's Loan is to be drawn down or, as the case may be, converted, at least five (5) Business Days prior to the commencement of the subsequent Interest Period relating to such portion of the Borrower's Loan and any such conversion shall be effected on such date. If any such notice is not delivered to the Agent by such Borrower within the required time, the Borrower shall be deemed to have elected that the relevant portion of the principal amount of the Borrower's Loan continue to be denominated in the currency in which it then currently stands denominated. No Interest Period during which a portion of the principal of a Borrower's Loan is to be denominated in any Optional Currency shall have an Interest Payment Date which occurs after the Commitment Expiry Date.

                  If any Bank determines (which determination shall be conclusive), and notifies the Agent on or prior to the second Business Day preceding the first day of any Interest Period during which a portion of the principal of a Borrower's Loan is to be denominated in any Optional Currency, that the Optional Currency is not freely transferable and convertible into Dollars or that it will be impracticable for such Bank to fund its portion of the Advance in such Optional Currency, then the Agent shall so notify the Borrower making the election, and that portion of the principal amount of the Borrower's Loan shall, notwithstanding any contrary election by such Borrower or any other provisions hereof, be denominated in Dollars and be in the form of a Base Rate Advance.

                  (b) For all purposes of this Agreement, the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Agent absent manifest error) in the first currency which is or could be purchased by the Agent (in accordance with its normal banking practices) with such specified amount in the second currency in any interbank foreign currency deposits market selected by the Agent in good faith for delivery on such date at the spot rate of exchange prevailing on such date.

                  (c) In the event that any portion of the funds available under the terms of this Agreement is denominated in one or more Optional Currencies, the Dollar Equivalent of such portion of the funds shall be calculated pursuant to paragraph (b) above. The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under
         Section 2.1 and Section 2.7(a) hereof and any required repayments under
         Section 2.10(c) hereof. Notwithstanding the foregoing, if at any time prior to the Commitment Expiry Date, the sum of (a) the aggregate principal amounts outstanding hereunder denominated in Dollars plus (b) Dollar Equivalent of the aggregate principal amount outstanding hereunder shall exceed the lesser of the Total Commitment or the Borrowing Base as a result of fluctuations in respective conversion rates, each Borrower shall pay immediately, upon demand made by the Agent, all amounts required in order to reduce the Loans outstanding to the lesser of the Total Commitment and the Borrowing Base.

         2.8.  Interest Payable on the Loans.

                  (a) With respect to any Advance or Term Loan denominated in Dollars, the rate of interest which shall be jointly and severally payable by the Borrowers on the unpaid principal outstanding to the Borrowers shall be the annual percentage rate of interest determined by the Agent to be the sum of (i) the applicable Margin in effect plus
         (ii) the Base Rate, or if the Borrower has so elected pursuant to this paragraph (a), the Eurodollar or CD Rate relating to the Interest Period with respect to any such Advance or Term Loan. Any Borrower may elect, prior to the Commitment Expiry Date (A) to draw down a portion of the funds available under this Agreement in Dollars upon which interest will accrue based on the Eurodollar Rate or the CD Rate or (B) to convert any Base Rate Advance or Base Rate Loan, CD Rate Advance or CD Rate Loan or Eurodollar Rate Advance or Eurodollar Rate Loan denominated in Dollars to or from any other type of Advance or Term Loan, on the last day of the Interest Period with respect to the Advance or Term Loan to be converted. In order to exercise the foregoing option, a Borrower must deliver to the Agent a written notice subject to any other notice requirements under this Agreement designating the election of the basis on which the interest rate will be determined at least five (5) Business Days prior to the commencement of the Interest Period relating to such portion of the Borrower's Loan on which such conversion is to occur.

                  (b) The rate of interest which shall be payable by a Borrower on any portion of the principal of the Loan extended to such Borrower which is denominated in an Optional Currency for the time being, and is outstanding during each Interest Period relating thereto, shall be the annual percentage rate of interest determined by the Agent to be the sum of (i) the applicable Margin in effect plus (ii) the Eurodollar Rate relating to such Interest Period.

                  (c) Interest shall be payable jointly and severally by the Borrower, and the Borrowers hereby absolutely and unconditionally jointly and severally promises to pay, to the Agent for the account of the Banks in arrears in Dollars, or, as the case may be, in the Optional Currency in which that portion of the principal amount of the Loan extended to such Borrower, in respect of which payment is made, is denominated (i) with respect to CD Rate Advances or CD Rate Loans or Eurodollar Rate Advances or Eurodollar Rate Loans, on each Interest Payment Date, provided, however, that if the duration of any such Interest Period is longer than three months, the Borrower shall pay the accrued interest on the last Business Day of each successive three month period and (ii) with respect to Base Rate Advances or Base Rate Loans, quarterly on the last day of each calendar quarter hereafter, and on any earlier date when a Base Rate Advance or Base Rate Loan is converted to a CD Rate Advance or CD Rate Loan or Eurodollar Rate Advance or Eurodollar Rate Loan.

                  (d) Each determination of any interest rate by the Agent with respect to any Loan shall be conclusive in the absence of manifest error. Base Rate interest rates shall change as the Base Rate shall change, and any change in the interest rates shall become effective as of the beginning of the day during which such change in the Base Rate occurs.

                  (e) Overdue principal and, to the extent permitted by applicable law, overdue interest and other amounts overdue under any provision of this Agreement shall bear interest at the rate per annum determined by the Agent to be two per cent (2%) above (i) with respect to Loans denominated in an Optional Currency, the rate then applicable to the relevant Advances for funding periods not greater than six months established by the Agent, in its discretion, from time to time and (ii) with respect to Loans denominated in Dollars, the Base Rate. Such interest on overdue principal and overdue interest and other amounts overdue shall be payable on demand and shall continue to accrue from the due date of such principal, interest or amounts and shall be compounded monthly until the obligation of the Borrower in respect of the payment thereof is discharged (whether before or after judgment).

         2.9.  Alternative Interest Rates.

                  (a) Except as otherwise provided in this Agreement, if on any Rate-fixing Day on which the interest rate with respect to any Advance or Term Loan is to be based on the Eurodollar Rate, the Agent shall determine that it is unable to quote the Eurodollar Rate, or any Bank shall determine that such Bank is unable to or it is impracticable for it to fund the Advance or Term Loan for the requested Interest Period, the Borrower shall be deemed to have elected that the Advances or Term

         Loans be denominated in Dollars as Base Rate Advances.

                  (b) If any Bank shall in good faith determine that, by reason of circumstances affecting the market for certificates of deposit maintained by New York dealers of recognized standing, adequate and reasonable means do not exist for such Bank to obtain bids for the purchase of certificates of deposit on the first day of an applicable Interest Period then (a) such Bank shall so notify the Agent and the Agent shall notify the Borrower and the Banks, and (b) any Advances or Term Loans which are the subject of such request by the Borrower shall be Base Rate Advances.

         2.10.  Repayments and Prepayments of the Loans, etc.

                  (a) On and as of the Commitment Expiry Date, the principal amount of the Loans then outstanding (the "Total Loan") shall be held by the Banks on a pro rata basis in accordance with their respective Commitment Percentages. Provided that no Event of Default has occurred and is continuing, the Total Loan shall be payable in installments over a term of two years as set forth in this paragraph (a). The Borrowers jointly and severally hereby absolutely and unconditionally promise to pay to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Total Loan, on the last day of April, July, October and January commencing on April 30, 1999, and ending on January 31, 2001 (each of such 8 dates hereinafter referred to as a "Repayment Date"), and there shall become absolutely due and payable on each Repayment Date, a fixed installment of principal in an amount equal to one-eighth of the Total Loan. All such repayments shall be made in the currency in which the Loan to be repaid or any portions thereof is denominated. The Borrowers jointly and severally hereby absolutely and unconditionally agree to pay to the Agent for the accounts of the Banks ratably according to the then outstanding principal amount of the Total Loan, on January 31, 2001 (the "Final Repayment Date"), and there shall become absolutely due and payable on the Final Repayment Date, the entire unpaid principal amount of the Total Loan outstanding on such date. In addition, the Borrowers each agree to execute and deliver to each Bank prior to the close of business on the Commitment Expiry Date, a term note (the "Term Note") containing the terms set forth herein, which Term Note shall be in form and substance satisfactory to the Banks.

                  (b) Each Borrower may, pursuant to this paragraph (b), elect to prepay the principal of any Base Rate Advance or Base Rate Loan outstanding at any time in full or in part without premium or penalty, or to prepay the principal of any Eurodollar Rate Advance or Eurodollar Rate Loan or CD Rate Advance or CD Rate Loan outstanding in full or in part without premium or penalty on the Interest Payment Date of any Interest Period relating to the unpaid principal of such Eurodollar Rate Advance or Eurodollar Rate Loan or CD Rate Advance or CD Rate Loan to be prepaid, provided that the amount of any prepayment of the unpaid principal of any Advance pursuant to this paragraph (b) shall be in a principal amount of such Advance or not less than $500,000 or the equivalent thereof in the Optional Currency in which that portion of the principal amount of the Advance in respect of which the payment is to be made is denominated. Any and all amounts of the Term Loans prepaid pursuant to this Section 2.10(b) shall be applied to the unpaid principal amount of such Borrower's Total Loan in the inverse order of maturity. Amounts prepaid pursuant to this paragraph (b) may, subject to the terms and conditions of this Agreement, be reborrowed on or before the Commitment Expiry Date.

                  (c) If at any time (i) on or prior to the Commitment Expiry Date the sum of (1) the aggregate principal amounts outstanding hereunder denominated in Dollars plus (2) the Dollar Equivalent of the aggregate principal amount outstanding hereunder shall exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base (whether as a result of fluctuations in the currency rates or otherwise), there shall become absolutely due and payable, and one or more Borrowers, as determined by the Company, hereby promises to pay to the Agent all amounts required in order to reduce the principal amount outstanding to the lesser of the Total Commitment and the Borrowing Base, or the equivalent thereof in one or more Optional Currencies; and (ii) after the Commitment Expiry Date the sum of (1) the aggregate principal amounts outstanding hereunder denominated in Dollars plus (2) the Dollar Equivalent of the aggregate principal amount outstanding hereunder shall exceed (whether as a result of fluctuations in the currency rates or otherwise) the permitted aggregate outstanding principal amount of the Term Loans determined in accordance with ss.2.10(a), there shall become absolutely due and payable, and one or more Borrowers, as determined by the Company, hereby promises to pay to the Agent all amounts required in order to reduce the principal amount outstanding to the principal amount permitted to be outstanding pursuant to ss.2.10(a).

                  (d) Upon each repayment or prepayment of any principal of any Advance or Term Loans pursuant to any of the provisions of this Agreement, each Borrower hereby absolutely and unconditionally promises to pay to the Agent for the account of each Bank and there shall become absolutely due and payable on the date of each such repayment or prepayment, all of the unpaid interest accrued to such date on the amount of the principal of the Advance or Term Loans being repaid or prepaid on such date, together with all, if any, other sums then due and payable hereunder in respect of the principal of the Advance or Term Loans being repaid or prepaid on such date, including, but not limited to, any sums payable in accordance with Section 2.14 hereof which have been ascertained on or prior to the date of such repayment or prepayment. Whenever any interest on and any principal of an Advance or Term Loans is paid simultaneously hereunder, the whole amount paid shall be applied first to interest then due and payable.

                  (e) Each repayment or prepayment of principal of less than the entire unpaid principal amount owed by all of the Borrowers under this Agreement and the Notes shall be allocated among the Banks in proportion, as nearly as practicable, to the respective unpaid principal debit balances of the Banks' Loan Accounts and/or principal amounts of the Banks' Notes of the Borrowing Subsidiary which is the obligor thereunder, with adjustments to the extent practical to equalize any prior payments not exactly in proportion.

         2.11.  Payments and Computations.

                  (a) Each payment payable by a Borrower hereunder (i) if denominated in Dollars shall be made to the Agent at its head office at 100 Federal Street, Boston, Massachusetts, in immediately available funds, or, (ii) if denominated in any Optional Currency shall be made in such immediately available funds as shall then be customary for settlement at the place of payment of international transactions in such Optional Currency, for the account of the Agent at a depository designated by the Agent. Each Borrower authorizes the Agent and the Banks to charge any of its respective accounts, other than payroll accounts, with the Agent or the Banks for the amount of any payment due hereunder.

                  (b) If any sum would, but for the provisions of this Section 2.11(b), become due and payable hereunder on a day which is not a Business Day, then such sum shall become due and payable on either the Business Day next preceding or the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder, such Business Day to be selected (which selection shall be conclusive and binding on each Borrower) by the Agent in accordance with the then current banking practice in the relevant interbank Eurodollar market or Boston, as the case may be and interest and commitment fees hereunder shall be adjusted accordingly.

                  (c) All computations of interest and commitment fees payable hereunder shall be made by the Agent on the basis of actual number of days elapsed and on a 360-day year.

                  (d) Each determination by the Agent of an amount of interest or commitment fee payable by the Borrower hereunder shall, save for manifest error, be conclusive and binding upon the Borrower.

                  (e) Promptly upon receipt of all payments under this Agreement or the Notes, the Agent shall pay to each of the Banks its pro rata share thereof.

         2.12. Payments to be Free of Deductions. All payments by the Borrowers under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless a Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon a Borrower with respect to any amount payable by it hereunder, the Borrower will pay to the Agent for the account of each Bank, on the date on which the said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable each Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower. Each Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder.

         2.13.  Additional Costs, Changes in Circumstances, etc.

                  (a) Anything hereinbefore to the contrary notwithstanding, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Agent or any Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Agent or any Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the amount of such Banks' Commitment, or the payment to the Agent or either Bank of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to the Agent or any Bank of the principal or the interest on or any other amounts payable to the Agent or any Bank hereunder, or (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or any eligible liabilities of, or loans by an office of the Agent or either Bank, or (iv) impose on the Agent or any Bank any other condition or requirement with respect to this Agreement, the Commitments, and the result of any of the foregoing is (A) to increase the cost to any Bank of making, funding or maintaining all or any part of the Loans, or (B) to reduce the amount of principal, interest or other amount payable to any Bank hereunder, or (C) to require the Agent or any Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Agent or any Bank from any Borrower hereunder, then, and in each such case, such Borrower will, upon demand made by the Agent, pay to the Agent for its account or for the account of any such Bank, as the case may be, such additional amounts as will be sufficient to compensate them for such additional cost, reduction, payment or foregone interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Agent or any Bank.

                  (b) If any Bank shall determine that any change in applicable law shall make it unlawful for such Bank to comply with or to maintain its obligations to fund Eurodollar Rate Advances or Eurodollar Rate Loans or Advances or Term Loans in any Optional Currency hereunder in the relevant interbank market, then such Bank shall notify the Agent and the Agent shall notify the requesting Borrower of such determination in writing. If the Agent so notifies such Borrower, then
         (i) the Commitment and obligations to fund the Advances as Eurodollar Rate Advances or Eurodollar Rate Loans or in such Optional Currency or Currencies, as the case may be, shall terminate in full on and as of the date of such notice, and (ii) such Advances or Term Loans shall on the Interest Payment Date of any Interest Period which is current when the Borrower is so notified be converted to Base Rate Advances or Base Rate Loans.

         2.14. Indemnification for Losses. Each Borrower will, on demand by any Bank at any time, indemnify such Bank against any losses, costs or expenses which such Bank may at any time incur as a consequence of (a) the breach by such Borrower of its obligations to borrow a CD Rate Advance or Eurodollar Rate Advance on the Borrowing Date thereof, (b) the failure by such Borrower to pay, punctually on the due date thereof, any amount payable hereunder, (c) the accelerated payment of any obligations of such Borrower hereunder as the result of an Event of Default, or (d) the repayment or prepayment of any principal under a CD Rate Advance, CD Rate Loan, Eurodollar Rate Advance or Eurodollar Rate Loan on a date other than an Interest Payment Date of an Interest Period relating to such principal, such losses, costs or expenses to include, but not to be limited to, (i) any costs incurred by such Bank in carrying funds which were to have been borrowed by such Borrower or in carrying funds to cover the amount of any overdue principal of or overdue interest on any Advance or Term Loan, (ii) any interest payable by such Bank to lenders of the funds borrowed by the Bank in order to carry the funds referred to in the immediately preceding sub-clause (i), and (iii) any losses (including losses of anticipated profit) incurred by such Bank in liquidating or re-employing funds acquired from third parties to effect or maintain all or any part of any Advance or any portion thereof.

         2.15. Increased Capital Requirements. If (i) any change in law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction or (ii) the implementation of any risk-based capital guideline or requirement (whether or not having the force of law) heretofore or hereafter issued by any government or governmental or supervisory authority, affects the amount of capital required or expected to be maintained by any of the Banks or any corporation controlling any of the Banks and any Bank determines that the amount of capital required is increased by or based upon the existence of the credit facility established hereunder or any Loans made pursuant hereto then such Bank may notify the Company and the Agent of such fact. To the extent that the costs of such increased capital requirements are not reflected in the interest rates charged on the Loans, the Company and the Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Bank in light of these circumstances. If the Company and the Bank are unable to agree to such adjustment within thirty days of the day on which the Company receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such change), the fees payable hereunder shall increase by an amount which will, in such Bank's reasonable determination, provide adequate compensation (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank allocable by such Bank to its portion of the Total Commitment or the Loans to a level below that which such Bank or any controlling corporation could have achieved but for such requirements).

         2.16. HLT Classification. In the event that after the date hereof the Loan or the Total Commitment hereunder are classified on the Agent's books as a "highly leveraged transaction" (an "HLT Classification") by the Agent or by any governmental authority, central bank or comparable agency having jurisdiction over the Agent, then the Agent shall promptly give notice of such HLT Classification to the Company and the Banks whereupon the Agent, the Banks and the Company shall commence negotiations in good faith to agree on a revised commitment fee, interest rates and/or margins hereunder reflecting such HLT Classification. In the event that the parties hereto fail to agree on such revised commitment fee, interest rates and/or margins within 30 days of the notice given by the Agent, then the Agent shall (i) if requested by the Majority Banks, by five Business Days' notice to the Borrowers terminate the unused portions of the Total Commitment and they shall thereupon terminate, and (ii) if requested by the Majority Banks, by five Business Days' notice to the Borrowers declare all outstanding Loans (together with accrued interest thereon and any other amounts payable hereunder) to be, and all such amounts shall thereupon become, absolutely and immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Each of the Borrowers hereby absolutely and unconditionally agrees to pay to the Agent for the accounts of the Banks on the date of any such acceleration all amounts payable by it hereunder.

                        SECTION 3. CONDITIONS OF LENDING.

         3.1. Conditions Precedent to Each Advance. The effectiveness of this Agreement and the obligations of the Banks to make any Advance or a Term Loan are subject to the performance by the Company or a Borrowing Subsidiary, as the case may be, of all its agreements theretofore to be performed by it hereunder and to the satisfaction, prior to or at the time of making such Advance or Term Loan, of the following conditions:

                  (a) The Agent shall have timely received from the Borrower any notice required under any provisions of this Agreement, signed by any one of the President, Treasurer, Controller or principal financial officer of the Company and if the Borrower is a Borrowing Subsidiary, an individual having comparable authority to any of such officers, which request without more will constitute certification by such officers as to the matters set forth in paragraphs (c), (d), (f) and
         (h) below;

                  (b) The Agent shall have received duly certified copies of all votes passed or other corporate action taken by the Board of Directors of the Borrower with respect to the transactions contemplated by this Agreement;

                  (c) All necessary consents, waivers, approvals, amendments and other action on the part of holders of Indebtedness or shares of capital stock of any class or classes of the Company or any Subsidiary necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement shall have been duly obtained or effected and shall be in full force and effect and adequate;

                  (d) Neither the consolidated financial position nor the business as a whole of the Company and its Subsidiaries nor any substantial portion of the properties and assets of the Company shall have been materially adversely affected as a result of any legislative or regulatory change or of any fire, explosion, tidal wave, flood, windstorm, earthquake, landslide, land subsidence, accident, condemnation or governmental intervention, order of any court or governmental agency or commission, invalidity or expiration of any patent or patent license, act of God or of the public enemy or of armed forces, rebellion, strike, labor disturbance or embargo, or otherwise, whether or not insured against, which would have a substantial likelihood to impair materially the ability of the Company to fulfill punctually its obligations under this Agreement;

                  (e) The making of an Advance or Term Loans shall not contravene any law or rule or regulations thereunder or any Presidential Executive Order binding on the Borrower or any Bank;

                  (f) The representations and warranties in Section 4 hereof and all other representations in writing made by or on behalf of the Company or any Subsidiary to the Banks in connection with the transactions contemplated by this Agreement shall be true as of the date on which they were made and shall also be true at and as of the time of the making of the Advance with the same effect as if made at and as of the time (except to the extent of changes resulting from transactions contemplated by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Event of Default or condition which with notice or the passage of time or both would constitute an Event of Default shall exist;

                  (g) All fees, and all expenses and other amounts due and payable pursuant hereto prior to or on the date of the Advance or Term Loans shall have been paid; and

                  (h) The aggregate principal amount of the Loans outstanding after giving effect to all Advances or converting to Term Loans requested shall not exceed the lesser of the Total Commitment and the Borrowing Base as determined on the date of the making of any requested Advances or converting to Term Loans.

         3.2.     Conditions Precedent to First Advance.

                  (a) The obligation of the Banks to make the first Advance to the Company or any other Borrower hereunder is subject to all of the conditions set forth in Section 3.1 hereof and to the following further conditions:

                           (i) The Company shall have certified to the Agent the
                  name and a specimen signature of each officer of the Company authorized to sign requests for Advances on behalf of the Company. The Agent and the Banks may rely conclusively on such certification until the Agent receives notice in writing to the contrary from the Company; and

                           (ii) The Agent shall have received an opinion
                  addressed to the Banks from Testa, Hurwitz & Thibeault, counsel for the Company in form and substance satisfactory to the Agent as to the matters specified in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.5 and 4.1.14 and as to such other matters as the Agent may reasonably request.

                  (b) The obligation of the Banks to make the first Advance to a Borrowing Subsidiary is subject to all of the conditions set forth in
         Section 3.1 hereof and to the following further conditions:

                           (i) The Borrowing Subsidiary shall have certified to
                  the Agent the name and a specimen signature of each officer of the Borrowing Subsidiary authorized to sign requests for Advances on behalf of the Borrowing Subsidiary. The Agent and the Banks may rely conclusively on such certification until the Agent receives notice in writing to the contrary from the Borrowing Subsidiary;

                           (ii) The Agent shall have received an opinion
                  addressed to the Banks from counsel to such Borrowing Subsidiary who is reasonably acceptable to the Agent, in form and substance satisfactory to the Agent, as to matters specified in Sections 4.2.1, 4.2.2, 4.2.4 and 4.2.7 and as to such other matters as the Agent may reasonably request; and

                           (iii) The Borrowing Subsidiary shall have executed
                  and delivered to the Agent a duly executed Note of such Borrowing Subsidiary.

                   SECTION 4. REPRESENTATIONS AND WARRANTIES.

         4.1. Representations and Warranties of the Company. The Company represents and warrants to the Banks that:

         4.1.1. Organization, Good Standing, Authority, etc. The Company and each Subsidiary (a) is a corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (c) to the best of the Company's knowledge, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its properties or its business requires such qualification except where the failure to so qualify will not have a materially adverse effect on the Company and its Subsidiaries. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are within the corporate authority of the Company, have been authorized by proper corporate proceedings and do not and will not contravene any provisions of its charter, other incorporation papers, by-laws or any stock provision or any amendment thereof or, to the best of the Company's knowledge, any provisions of law or of any indenture, agreement, instrument or undertaking binding upon the Company or any Subsidiary. The execution, delivery and performance of this Agreement by the Company will result in valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditor's rights.

         4.1.2. Governmental Approvals. No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery and performance of this Agreement by the Company and consummation of the transactions between the parties hereto contemplated hereby by the Company.

         4.1.3. Subsidiaries. Attached hereto as Schedule 4.1.3 is a schedule which correctly identifies all present Subsidiaries. All of the issued and outstanding shares of stock of each Subsidiary have been validly issued and are fully paid and non-assessable and, except for directors' qualifying shares and as otherwise noted on Schedule 4.1.3, are owned by the Company or a Subsidiary free and clear of any mortgage, pledge, lien, encumbrance, charge or restriction on transfer. No rights to subscribe to additional shares of stock of any Subsidiary have been granted.

         4.1.4. Compliance with Other Instruments. Neither the Company nor any Subsidiary is in material default under any provisions of its charter, other incorporation papers, by-laws or stock provisions or any amendment thereof or of any indenture or agreement or of any order, regulation, ruling or requirement of a court or public body or authority by which it is bound.

         4.1.5. Litigation. Except as disclosed in Schedule 4.1.5 attached hereto, no action, suit, investigation or proceeding is pending or known to be threatened against the Company or any Subsidiary before any court or administrative agency which, if adversely determined, would materially impair the ability of the Borrower and its Subsidiaries to carry on their consolidated business substantially as now conducted or would materially adversely affect the consolidated financial condition of the Borrower and its Subsidiaries.

         4.1.6. No Adverse Contracts, etc. Neither the Company nor any Subsidiary is subject to any provision of its charter, other incorporation papers, by-laws or stock provisions or any amendment thereof or a party to or otherwise bound by any indenture or agreement or bound by any order, regulation, ruling or requirement of a court or public body or authority which will, under current or foreseeable conditions, materially adversely affect its normal operations or impair its financial condition or prospects.

         4.1.7. Financial Statements. The Company has furnished to the Bank a consolidated balance sheet as at December 31, 1994 and related consolidated statements of income (loss), changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, certified by Coopers & Lybrand, independent accountants. The balance sheet and statements described above have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly in all material respects the financial position of the Company and its Subsidiaries as at the date thereof.

         4.1.8. Changes. Since December 31, 1994, there has been no change in the assets, liabilities, financial condition or business of the Company or any Subsidiary, other than changes the effect of which has not been in any case, or in the aggregate, materially adverse.

         4.1.9. Business. The Company and each Subsidiary has good and marketable title to its properties and assets, including such properties and assets as are reflected in the consolidated balance sheet referred to in Section
4.1.7 hereof (except such assets as have been disposed of in the ordinary course of business subsequent to the date thereof) subject to no security interests, except as is permitted by Section 6.2. The Company and each Subsidiary enjoys peaceful and undisturbed possession under all leases of real or personal property of which it is lessee, none of which contains any unusual or burdensome provision which will materially adversely affect or impair the operation of the Company or any Subsidiary, and all such leases are valid and subsisting and in full force and effect. To the best of the Company's knowledge, the Company and each Subsidiary owns or possesses the right to use all the franchises, rights and licenses, necessary for the conduct of its business as now conducted and as proposed to be conducted, without any known conflict with the rights of others.

         4.1.10. Taxes. The Company and its Subsidiaries have filed all federal, state and local tax returns which are required to be filed, except where the time to file has been extended, and all taxes, assessments and other governmental charges due from the Company and its Subsidiaries are not delinquent. All deficiencies finally resulting from examinations of any such returns by the respective taxing authorities have been discharged or provided for. To the best of their knowledge, the Company and its Subsidiaries have adequately provided for the payment of all federal, state and local taxes for the years that have not been audited by the respective tax authorities.

         4.1.11. Loan as Senior Indebtedness. The Indebtedness hereunder evidenced by this Agreement will constitute "Senior Indebtedness" or "Senior
Debt"  in  any  instrument   evidencing   Indebtedness   which  purports  to  be
Subordinated Indebtedness.

         4.1.12. No Defaults. No event has occurred and is continuing and no condition exists which constitutes or which after notice or lapse of time, or both, would constitute an Event of Default.

         4.1.13. Regulation U. The Company and each of its Subsidiaries is not engaged in the business of owning or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing and carrying any margin stock.

         4.1.14. Pension Plans. The funding of any pension plan of the Company and its Subsidiaries, or any of them, the benefits under which are guaranteed in whole or in part by the Pension Benefit Guaranty Corporation, complies with the minimum funding standards of Section 412 of the Internal Revenue Code of 1954, as amended.

         4.1.15. Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a "company controlled" by an "investment company" or an "affiliate" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

         4.1.16.  Environmental Compliance.  Except as set forth in Schedule
4.1.16 hereto,

                  (a) none of the Company, its Subsidiaries or any operator of its Property is in violation, or to the Company's knowledge alleged violation, of any Environmental Laws, which violation would have a material adverse effect on the business, assets or financial condition of any of the Borrowers or of the Company and its Subsidiaries taken as a whole.

                  (b) none of the Company or its Subsidiaries has received notice that it is a potential responsible party under any Environmental Law under circumstances which will, under current or foreseeable conditions, have a material adverse effect on the business, assets or financial condition of any of the Borrowers or of the Company and its Subsidiaries taken as a whole.

         4.2. Representations and Warranties of Each Borrowing Subsidiary. Each Borrowing Subsidiary shall be deemed by the execution and delivery of its election to become a Borrower to have represented and warranted to the Banks as of the date thereof as follows:

         4.2.1. Organization, Good Standing, Authority etc. It (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as currently contemplated, and (c) to the best of its knowledge, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its property or business requires such qualification except where the failure to so qualify will not have a materially adverse effect on it. The execution, delivery and performance of the election to become a Borrower and its Note, and the performance of its Note and the provisions of the Agreement applicable to it are within the corporate authority of the Borrowing Subsidiary, have been duly authorized by all necessary corporate proceedings, and do not and will not contravene any provisions of its charter, other incorporation papers, by-laws or any stock provision or any amendment thereof, or, to the best of its knowledge, any provisions of law or any indenture, agreement, instrument or undertaking binding upon it. The execution, delivery and performance of the election to become a Borrower and its Note will result in valid and legally binding obligations of the Borrowing Subsidiary, enforceable against it in accordance with the terms and provisions thereof and hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditor's rights.

         4.2.2. Governmental Approvals. No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery and performance of the election to become a Borrower, its Note and this Agreement and consummation of the transactions contemplated hereby.

         4.2.3. Compliance with Other Instruments. The Borrowing Subsidiary is not in material default under any provisions of its charter, other incorporation papers, by-laws or stock provisions or any amendment thereof or of any indenture or agreement or of any order, regulation, ruling or requirement of a court or public body or authority by which it is bound.

         4.2.4. Litigation. No action, suit, investigation or proceeding is pending or known to be threatened against the Borrowing Subsidiary before any court or administrative agency which, if adversely determined, would materially impair the ability of the Borrower and its Subsidiaries to carry on their consolidated business substantially as now conducted or would materially adversely affect the consolidated financial condition of the Borrower and its Subsidiaries.

         4.2.5. No Adverse Contracts, etc. The Borrowing Subsidiary is not subject to any provision of its charter, other incorporation papers, by-laws or stock provisions or any amendment thereof or a party to or otherwise bound by any indenture or agreement or bound by any order, regulation, ruling or requirement of a court or public body or authority which will, under current or foreseeable conditions, materially adversely affect its normal operations or impair its financial condition or prospects.

         4.2.6. Regulation U. The Borrowing Subsidiary is not engaged in the business of owning or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing and carrying any margin stock.

         4.2.7. Borrowing Subsidiary. It qualifies as a Borrowing Subsidiary under the Agreement.

         4.2.8. Investment Company; Public Utility Holding Company. The Borrowing Subsidiary is not an "investment company" or a "company controlled" by an "investment company" or an "affiliate" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrowing

Subsidiary is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                    SECTION 5. CERTAIN AFFIRMATIVE COVENANTS.

         The Company covenants and agrees that, so long as any amounts are owing with respect to this Agreement or the Notes or the Banks are committed to extend credit under this Agreement:

         5.1. Conduct of Business. The Company and each of its Subsidiaries will:

                  (a) duly observe and conform to all valid requirements of all governmental authorities in any way relating to it or the conduct of its business where failure to do so would materially affect the Company and its Subsidiaries on a Consolidated basis,

                  (b) perform or comply with the terms and conditions of each material contract, agreement or obligation to which it is a party,

                  (c) maintain and insure its properties so that its business may be properly conducted at all times and so that it will be adequately protected against loss, and

                  (d)      keep true records and books of account.

         5.2. Payment of Taxes. The Company and each of its Subsidiaries will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profit or upon any property, real, personal or mixed, belonging to it; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge or levy if the same shall not at the time be due and payable or can be paid thereafter without penalty or if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or its Subsidiaries shall have made adequate provision on their respective books for the payment of such tax, assessment, charge or levy.

         5.3. Notification of Significant Litigation, Default, etc. The Company will promptly notify the Agent of the commencement of any material litigation or administrative proceeding initiated against it or any of its Subsidiaries and of the occurrence of any Default or Event of Default hereunder.

         5.4. Financial Statements, Certificates and Other Information. The Company will furnish to each of the Banks:

                  (a) as soon as available but in any event within forty-five days after the end of the first three quarters in each fiscal year, unaudited consolidated financial statements of the Company and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistent with those used in the preparation of the financial statements for the preceding quarter, except in instances when changes to such principles are required by authoritative rule-making bodies or adopted as preferable methods of accounting and reported as such by the Company's independent accountants, in each case certified by the chief financial officer, Controller or Treasurer of the Company, subject, however, to audit and year-end adjustments;

                  (b) as soon as available but in any event within ninety days after the end of each fiscal year, consolidated financial statements of the Company and its Subsidiaries, all prepared in accordance with generally accepted accounting principles consistent with those used in the preparation of the financial statements for the preceding fiscal year, except in instances when changes to such principles are required by authoritative rule-making bodies or adopted as preferable methods of accounting and reported as such by the Company's independent accountants, in each case certified by Coopers & Lybrand or other independent accountants of nationally recognized standing selected by the Company and acceptable to the Banks;

                  (c) accompanying each set of financial statements furnished pursuant to clauses (a) and (b) above, a certificate signed by the President, Chief Financial Officer, or Treasurer of the Company setting forth calculations showing compliance or noncompliance, at the end of the quarter or year being reported on, with Sections 5.7 and 6.1 hereof and stating that a review of the activities of the Company during the period covered by such financial statements has been made under the immediate supervision of the signer with a view to determining whether, during such period, the Company and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant and condition of this Agreement and either (i) stating that, to the best of his knowledge and belief, there neither exists on the date of such certificate, nor existed during such period, any Default or Event of Default, or (ii) if any such Default or Event of Default existed or exists, specifying the nature thereof, the period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

                  (d) upon request of any Bank and promptly upon receipt by the Company, copies of all material management letters or other reports submitted to it by independent accountants in connection with any annual or interim audit of the books of the Company made by such accountants;

                  (e) contemporaneously with the mailing, filing, submission or other distribution thereof, copies of all financial statements, reports, notices, proxy statements and other documents sent by the Company to its stockholders or filed with or submitted by the Company to the Securities and Exchange Commission;

                  (f) within forty-five days after the beginning of each calendar quarter, a borrowing base certificate, including a summary of agings of accounts receivable and categories of inventory, in a form satisfactory to the Agent and signed by an authorized officer of the Company, containing all information as shall be necessary to enable the Agent to determine the Borrowing Base as of such date; and

                  (g) with reasonable promptness, such other information relating to the business or financial affairs of the Company and its Subsidiaries as any of the Banks, through the Agent, may reasonably request.

         The Company authorizes the Agent and the Banks to disclose any information obtained pursuant to this Agreement to all appropriate governmental or regulatory authorities where required by law.

         5.5. Inspection of Properties and Books. The Banks, through the Agent or any of its designated representatives, shall have the right, upon prior notice to the Company, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the books of account of the Company and its Subsidiaries, to make all such examinations and inquiries as are necessary to determine the Borrowing Base and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, their officers, all at such reasonable times and intervals as the Banks may desire.

         5.6. Employee Retirement Income Security Act of 1974. The Company will promptly notify the Agent of any "reportable event" as defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended, or any notice of termination of any plan under Sections 4041 or 4042 of such Act.

         5.7. Financial Covenants. The Company and its Subsidiaries will comply with the following covenants:

                 (a) Net Working Capital; Current Ratio. The Company and its Subsidiaries will at all times maintain (i) Net Working Capital of at least $50,000,000, and (ii) a Current Ratio of at least 200%.

                 (b) Maintenance of Consolidated Tangible Net Worth. The Company and its Subsidiaries will at all times maintain Consolidated Tangible Net Worth of at least the Base Amount plus (i) all amounts hereafter added to the capital accounts of the Company and its Subsidiaries, whether by way of contribution, purchase of equity or otherwise, plus
         (ii) exclusive of any amounts included under clause (i), 50% of consolidated net income of the Company and its Subsidiaries earned in each fiscal year commencing on or after December 31, 1990, adjusted quarterly. (For purposes of the adjustment made pursuant to clause (ii) above, consolidated net losses in any fiscal quarter are to be disregarded.) The Base Amount shall, at all times when the aggregate principal amount outstanding under this Agreement is equal to an amount within a range specified below, be equal to the Base Amount set forth opposite such range:

                Range of Amounts Outstanding                Base Amount

                     $0 - $19,999,999                       $251,000,000

                $20,000,000 - $39,999,999                   $261,000,000

                $40,000,000 - $59,999,999                   $266,000,000

                     $60,000,000 and above                  $274,000,000

                 (c) Leverage Ratio. The Company shall not permit the Leverage Ratio to exceed 100% at any time after the date hereof.

         5.8. Pension Plans. The Company will, and will cause each Subsidiary to, keep its private pension plans in full force and effect, make contributions to each of such plans in a timely and sufficient amount, and acquire, promptly upon its availability, and maintain contingent liability coverage insurance under Section 4023 of the Employee Retirement Income Security Act of 1974, as amended, obtained either from the Pension Benefit Guaranty Corporation or from authorized private insurers.

         5.9. Further Assurances. The Company will execute and deliver any and all such instruments and documents, and take all such other action, as may reasonably be required by the Agent or any Bank in order to perfect, insure and continue the rights and interests of the Banks under this Agreement.

         5.10. Borrowing Subsidiaries. The Company (a) will permit only a wholly-owned Subsidiary, which will be qualified as a Borrowing Subsidiary as defined in this Agreement, to execute and deliver an election to become a Borrower and to request Loans from the Banks, and (b) will maintain a 100% ownership interest (except for directors' qualifying shares), whether directly or indirectly, free and clear of all liens and encumbrances, in each Borrowing Subsidiary.

         5.11. Environmental Matters. The Company and its Subsidiaries will comply with the following covenants:

                  (a) Notice. The Company covenants and agrees promptly to provide the Agent and each of the Banks with written notice: (i) upon the Company's obtaining knowledge of any violation of any Environmental Law regarding the Property or the Company's operations which violation could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or of the Company and its Subsidiaries taken as a whole; (ii) upon the Company's obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances at, from, or into the Property which it reports in writing or is reportable by it in writing to any governmental authority which Release could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or of the Company and its Subsidiaries taken as a whole;
         (iii) upon the Company's receipt of any notice of violation of any Environmental Laws or of any Release or threatened Release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) the Company's or any person's operation of the Property, (B) contamination on, from or into the Property, or (C) investigation or remediation of offsite locations at which the Company or its predecessor are alleged to have directly or indirectly disposed of Hazardous Substances, under circumstances which will, under current or foreseeable conditions, have a material adverse effect on the business, assets or financial condition of any of the Borrowers or of the Company and its Subsidiaries taken as a whole; or (D) upon the Company's obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which the Company may be liable or for which a lien may be imposed on the Property under circumstances which will, under current or foreseeable conditions, have a material adverse effect on the business, assets or financial condition of any of the Borrowers or of the Company and its Subsidiaries taken as a whole.

                  (b) Response Actions. The Company covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Property, Company will cause the prompt containment and removal of such Hazardous Substances and remediation of the Property as necessary to comply with all Environmental Laws.

                  (c) Indemnification. The Company covenants and agrees that it will indemnify and hold the Agent and each of the Banks harmless from and against any and all claims which allege that the actions or transactions of the Agent and the Banks undertaken in conformity with this Agreement create any liability under the Environmental Laws, provided that the Agent or the Bank, as the case may be, furnish prompt notice of the claim and permits the Company to conduct the defense against, and approve any settlement for, such claim. The Agent or any Bank will be entitled to participate in such defense with counsel of its own choosing, at its own expense.

                     SECTION 6. CERTAIN NEGATIVE COVENANTS.

         The Company covenants and agrees that, so long as the Notes are outstanding or the Banks are committed to extend credit under this Agreement, neither it nor any Subsidiary will:

         6.1. Indebtedness. Create, incur, assume, guarantee, agree to purchase, repurchase or provide funds in respect of, or otherwise become or be or remain liable with respect to, any Indebtedness of any type whatsoever owed to any person, except:

                  (a) Indebtedness incurred pursuant to the Notes and any other Indebtedness incurred pursuant to the terms of this Agreement;

                  (b) existing Indebtedness, as set forth on Schedule 6.1 hereto, including any extension, renewal or modification thereof which does not increase the principal amount of such Indebtedness outstanding;

                  (c) in addition to Indebtedness permitted by paragraphs (a) and (b) of this Section 6.1, other Indebtedness of not more than $30,000,000 in the aggregate at any one time outstanding; and

                  (d) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary to the Company or another Subsidiary.

         6.2. Liens. Create, incur, assume or permit to exist any mortgage, lien, charge, security interest or other encumbrance on any properties or assets owned by it, except:

                  (a) liens in respect of taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of
         Section 5.2 hereof;

                  (b) landlord's liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws or similar legislation or in connection with appeal and similar bonds incidental to litigation, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent, and liens securing statutory obligations incidental to the conduct of the business of the Company and its Subsidiaries and which do not in the aggregate materially detract from the value of the property of the Company and its Subsidiaries or materially impair the use thereof in the operation of their business;

                  (c) judgment liens which shall not have been in existence for a period longer than sixty days after the creation thereof, or if a stay of execution shall have been obtained, for a period longer than sixty days after the expiration of such stay; and

                  (d) in addition to the foregoing, liens voluntarily created by the Company or its Subsidiaries from time to time on assets having an aggregate book value not exceeding 10% of Consolidated Tangible Net Worth; provided, however, that no such lien shall attach to accounts receivable or inventory of the Company or any of its Subsidiaries.

         6.3. Investments. Make or permit to exist, any Investments, directly or indirectly, other than:

                  (a) demand deposits maintained in accounts with United States commercial banks;

                  (b)      Money Market Instruments;

                  (c)      Investments in Subsidiaries;

                  (d) Investments in persons which are not Subsidiaries the cost of which does not at any time exceed in the aggregate for all such Investments 10% of Consolidated Tangible Net Worth; and

                  (e) other Investments not exceeding $10,000,000 in the aggregate.

         6.4. Merger and Sale of Assets. Consolidate or merge with or into any other corporation or sell, lease (as lessor), transfer or otherwise dispose of any substantial portion of its assets other than in the ordinary course of business; provided that

                (a) a Subsidiary may be merged or consolidated with the Company if the Company shall be the surviving corporation or with any one or more other Subsidiaries if the successor formed by or resulting from such merger or consolidation shall be a Subsidiary;

                (b) any Subsidiary may sell, lease (as lessor), transfer or otherwise dispose of its assets to the Company or another Subsidiary if, after giving effect to such merger, consolidation, sale, lease, transfer or other disposition, no Default or Event of Default exists;

                  (c) the Company or any Subsidiary may consolidate or merge with any other corporation if (i) the Company or the Subsidiary is the survivor in such transaction and (ii) after giving effect to such transaction no Default or Event of Default exists; and

                  (d) the Company or any of its Subsidiaries may sell or lease (as lessor) assets other than in the ordinary course of business, provided that the aggregate book value of such assets at any time sold or leased (taken at the time of sale or lease) shall not exceed 10% of the aggregate book value of all assets other than Discounted Trade Receivables, as shown on the December 31, 1990, consolidated balance sheet of the Company and its Subsidiaries.

         6.5. Lines of Business. Engage in any business other than those in which they are now engaged or any business directly related thereto.

         6.6. Limitation on Stock Repurchases. Make any payments on account of the purchase or other acquisition, redemption or retirement of any shares in the Company's capital of any class or any warrants or options to purchase any such shares; excluding, however, from the operation of the foregoing provisions of this Section 6.6 payments for the repurchase of the capital stock of the Company which in the aggregate for all such payments made after December 31, 1994, do not exceed $60,000,000.

         6.7. Leasebacks. Directly or indirectly first become liable after the date of this Agreement, as lessee or guarantor or other surety, with respect to any lease of real or personal property, whether now owned or hereafter acquired,
(a) which is to be sold or transferred by the Company or a Subsidiary to any Person, or (b) which the Company or a Subsidiary intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or a Subsidiary to any Person in connection with such lease (either of the foregoing transactions being hereinafter referred to as a "Leaseback"), except Leasebacks involving property, the aggregate value of which for all Leasebacks after December 31, 1990 is not in excess of 10% of Consolidated Tangible Net Worth on the date of any such Leaseback. For purposes of this section the value of property shall be the greater of the fair market value of the property or the book value of the property prior to the transfer as determined in accordance with generally accepted accounting principles.

                              SECTION 7. GUARANTY.

         7.1. Guaranty. For value received and hereby acknowledged and as an inducement to the Banks to make Loans or Advances to the Borrowing Subsidiaries, the Company hereby unconditionally and irrevocably guarantees: (i) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrowing Subsidiary now or hereafter existing hereunder and under its Notes whether for principal, interest, fees, expenses or otherwise, and (ii) the strict performance and observance by each such Borrowing Subsidiary of all agreements, warranties and covenants in the Notes and in the Agreement applicable to each such Borrowing Subsidiary (such obligations collectively being the "Guaranteed Obligations").

         7.2. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Banks with respect thereto. The liability of the Company under this guaranty with regard to the Guaranteed Obligations of each Borrowing Subsidiary shall be absolute and unconditional irrespective of:

                  (i) any lack of validity or enforceability or any illegality of such Borrowing Subsidiary's election to become a Borrower, its Notes, the Agreement and any amendment thereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto;

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of such Borrowing Subsidiary or any other amendment or waiver of or any consent to departure from the Agreement (with regard to such Guaranteed Obligations);

                  (iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations of such Borrowing Subsidiary;

                  (iv)   any change in ownership of such Borrowing Subsidiary;

                  (v)    any acceptance of any partial payment(s) from such

         Borrowing Subsidiary; or

                  (vi) any other circumstance other than payment which might otherwise constitute a defense available to, or a discharge of, such Borrowing Subsidiary in respect of its Guaranteed Obligations provided that the Company may assert defenses arising from any Bank's breach of the Agreement to the same extent that a Borrowing Subsidiary would be able to do so.

         This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Banks upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary or otherwise, all as though such payment had not been made.

         7.3. Effectiveness, Enforcement. The guaranty herein of the Company shall be effective and shall be deemed to be made with respect to each Advance made to a Borrowing Subsidiary as of the time it is made. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of a Borrowing Subsidiary, and no defect in or insufficiency or want of powers of any Borrowing Subsidiary or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such guaranty. This guaranty is a continuing guaranty and shall
(i) survive any termination of the Agreement and (ii) remain in full force and effect until payment in full and performance of all Guaranteed Obligations and all other amounts payable under this guaranty. This guaranty is made for the benefit of the Banks and their respective successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of any Bank first to exercise any rights against any Borrowing Subsidiary or to exhaust any remedies available to it against any Borrowing Subsidiary or to resort to any other source or means of obtaining payment of any of the Guaranteed Obligations or to elect any other remedy. Upon any default by any Borrowing Subsidiary in the full and punctual performance of any of the Guaranteed Obligations, the liabilities and obligations of the Company hereunder shall, at the option of the Agent, become forthwith due and payable.

         7.4. Waiver. The Company hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this guaranty and any requirement that the Banks protect, secure, perfect to ensure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Borrowing Subsidiary or any other Person or any collateral. The Company also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

         7.5.  Subrogation; Subordination.

                  (a) Until the final payment and performance in full of all of the Obligations, the Company shall not exercise and hereby waives any rights against a Borrowing Subsidiary arising as a result of payment by the Company hereunder by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Bank or any other creditor of a Borrowing Subsidiary whether now or hereafter existing or arising in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceeding of any nature; the Company will not claim any setoff, recoupment or counterclaim against a Borrowing Subsidiary in respect of any liability of the Borrowing Subsidiary to the Company; and the Company waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Bank.

                  (b) The payment of any amounts due with respect to any indebtedness of a Borrowing Subsidiary for money borrowed or credit received now or hereafter owed to the Company is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations. The Company agrees that, after the occurrence of any default in the payment or performance of any of the Guaranteed Obligations, the Company will not demand, sue or otherwise attempt to collect any such indebtedness of a Borrowing Subsidiary to the Company until all of the Guaranteed Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Company shall collect, enforce or receive any amounts in respect of such indebtedness while any Guaranteed Obligations are still outstanding, such amounts shall be collected, enforced and received by the Company as trustee for the Banks and the Agent and be paid over to the Agent, for the benefit of the Banks and the Agent on account of the Guaranteed Obligations without affecting in any manner the liability of the Company under the other provisions of this Agreement.

                  (c) The provisions of this Section 7.5 shall be supplemental to and not in derogation of any rights and remedies of the Banks and the Agent under any separate subordination agreement which the Agent may at any time and from time to time enter into with the Company for the benefit of the Banks and the Agent.

                   SECTION 8. EVENTS OF DEFAULT; ACCELERATION.

         If any of the following events ("Events of Default" or if either or both notice or lapse of time is required, then, prior to such notice and/or lapse of time, "Defaults") shall occur:

                  (a) if the Company or any Borrowing Subsidiary shall default in any payment of any principal amount outstanding hereunder or under the Notes when the same shall become due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise other than due to a failure of a Bank or the Agent to charge an account of the Company or such Borrowing Subsidiary having a sufficient credit balance; or

                  (b) if the Company or any Borrowing Subsidiary shall fail to pay any interest with respect to principal outstanding hereunder or under the Notes or any commitment fee within two (2) Business Days after written notice by the Agent thereof shall have been given to the Company whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or

                  (c) if the Company or any Borrowing Subsidiary shall default in any material respect in the performance of or compliance with any term contained herein and such default shall not have been remedied within 15 days after written notice thereof shall have been given to the Company or such Borrowing Subsidiary by the Agent; or

                  (d) if any representation or warranty made in writing by or on behalf of the Company or any Borrowing Subsidiary herein or in connection with any of the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made or deemed made; or

                  (e) if the Company or any Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any obligation for money borrowed or credit advanced in an amount in excess of $250,000 in any one case or in aggregate for all obligations in default at such time, or shall have received notice of the existence of a default resulting from its failure to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing such money borrowed or credit advanced, and such default shall continue without waiver thereof beyond any period of grace provided with respect thereto; or

                  (f) if any Borrower, or any Subsidiary owning assets having a fair market value of $250,000 or more, shall make a general assignment for the benefit of creditors or shall petition or apply for the appointment of a liquidator or receiver of any Borrower or any such Subsidiary or of any substantial part of the assets of any Borrower or any such Subsidiary or shall commence any proceeding relating to any Borrower under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or similar law of any jurisdiction, now or hereafter in effect; or

                  (g) if any such petition or application shall be filed or any such proceeding shall be commenced against any Borrower, or any Subsidiary owning assets having a fair market value of $250,000 or more, and such Borrower or such Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or an order shall be entered appointing any liquidator or receiver, or adjudicating any Borrower or any such Subsidiary a bankrupt or insolvent, or approving a petition in any such proceeding, and such order shall remain in effect for more than thirty days, whether or not consecutive; or

                  (h) if any order shall be entered in any proceeding by or against any Borrower or any Subsidiary decreeing or permitting the dissolution or split-up of any Borrower or such Subsidiary or the winding up of its affairs and such order shall remain in effect for more than thirty days, whether or not consecutive; or

                  (i) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days after the date on which payment is due thereon, whether or not consecutive, any final judgment against any Borrower or any Subsidiary which, with other outstanding final judgments, undischarged, against the Company and its Subsidiaries exceeds in the aggregate $250,000 after taking into account any insurance coverage;

then and in any such event the Agent may at any time, and upon written request of the Majority Banks, shall, by written notice to the Borrower, and if the Borrower is a Borrowing Subsidiary, the Company, declare: (i) the obligation of each Bank to make Advances or Term Loans to the Borrowers to be terminated, whereupon the same shall terminate, and/or (ii) the right of any Subsidiary to become a Borrowing Subsidiary and the obligation of each Bank to make Advances or Term Loans to such Subsidiary to be terminated, whereupon the same shall forthwith terminate, and/or (iii) the principal amount of the Loan Accounts, in the case of the Company and the Notes, in the case of all other Borrowers, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or notice, all of which are hereby expressly waived by each of the Borrowers. If any of the events described in clauses (f), (g) or (h) above shall occur, and if such event involves the Company (rather than a Subsidiary), the actions described in clauses (i), (ii) and (iii) above shall occur automatically without requests by the Banks, notice to the Company, or declaration by the Agent.

                               SECTION 9. SET-OFF.

         Any deposits or other sums at any time credited by or due from any Bank to the Company or any Subsidiary and any securities or other property of the Company or any Subsidiary in any Bank's possession may at all times be held and treated as collateral security for the payment of the principal and interest and any other amounts due hereunder or under the Notes, and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any Borrower to the Banks. Regardless of the adequacy of any collateral, any deposits (other than accounts used solely for payroll or employee benefit plans) or other sums credited by or due from any of the Banks to the Company or any Subsidiary may be appropriately applied to or set-off against any principal, interest and any other amounts due hereunder or under the Notes, and such other liabilities by the Banks at any time without notice to any Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by each Borrower). Each Bank agrees with the other Banks that
(i) if an amount to be set off is to be applied to indebtedness of a Borrower hereunder to a Bank, other than the indebtedness evidenced by this Agreement or the Notes, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced by this Agreement, and (ii) if a Bank shall receive from any Borrower or from the Company with respect to such Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Agreement and/or the Notes by proceedings against such Borrower or enforcement of any claim against the Company in respect of its guaranty, in either case whether at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the indebtedness to it hereunder and/or under the Notes of such Borrower, any amount in excess of such Bank's ratable portion of the payments received by the Banks, such Bank will promptly make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the indebtedness to it hereunder and/or under the Notes of such Borrower such Bank's proportionate payment; provided, however, that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                             SECTION 10. THE AGENT.

         (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and in related documents delegated to the Agent, together with such powers as are reasonably incidental thereto.

         (b) The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the Notes. The Agent may utilize the services of such persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such persons (other than salaries of employees of the Agent) shall be paid by the Company.

         (c) Neither the Agent nor any of its shareholders, directors, officers or employees nor any other person assisting them in their duties nor any agent or employee thereof, shall be liable to the Banks for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under the Notes, or in connection herewith or therewith or be responsible to the Banks for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

         (d) The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, or any instrument at any time constituting, or intended to constitute, collateral security for this Agreement or the Notes, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to this Agreement or the Notes, or for any recitals or statements, warranties or representations herein or made in any certificate or instrument hereafter furnished to it by or on behalf of any of the Borrowers or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for this Agreement or the Notes. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any of the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness or financial conditions of the Company or any of its Subsidiaries, and each Bank represents and warrants to the Agent that it has made its own independent evaluation of the creditworthiness of the Company and its Subsidiaries and has not relied upon the Agent or any material or information furnished by the Agent in making such evaluation.

         (e) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder or under the Notes might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such persons as shall be determined by such court. With respect to obligations of any of the Borrowers hereunder, a payment to the Agent shall be deemed to be a payment to the Banks.

         (f) The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

         (g) In its individual capacity, The First National Bank of Boston shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it hereunder, and as the holder of any of the Notes, as it would have were it not also the Agent.

         (h) The Company agrees to reimburse the Agent from time to time on demand for its reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection with the administration of this Agreement.

         (i) The Agent may resign at any time upon ten (10) days' prior written notice to the Banks and the Company. In such event, a successor Agent shall be designated by the Banks, provided that the Company shall have the right to approve such successor.

                           SECTION 11. MISCELLANEOUS.

         11.1. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company will on demand (a) pay any taxes or filing fees in connection with the transactions contemplated by this Agreement and save the Banks harmless from and against any and all liabilities resulting from any delay in paying or omission to pay any such fee or tax, (b) pay the reasonable fees, expenses and disbursements of Counsel to the Agent incurred in connection with the negotiation, preparation and completion of this Agreement and the transactions and other documents contemplated by this Agreement, or any subsequent waivers, consents or amendments in connection therewith, (c) pay the reasonable costs and expenses of the Agent's examinations conducted in accordance with Section 5.5 hereof, and (d) pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorney's fees and costs, costs of consultants, accountants, investment bankers and other experts) incurred by the Banks in connection with the enforcement of this Agreement. The Company's obligation to pay any amount pursuant to this Section 11.1 shall survive payment or satisfaction of all other amounts owing under this Agreement.

         11.2. Notices, etc. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be mailed by first-class mail, postage prepaid, or sent by telegraph confirmed by letter, addressed as follows or to such other address as the party shall have furnished to the communicating party in writing:

                  (a) If to the Company, at 321 Harrison Avenue, Boston, Massachusetts 02118, marked Attention: Stuart M. Osattin, Treasurer.

                  (b) If to a Borrowing Subsidiary at its address as set forth in its election to become a Borrower, with a copy delivered to the Company.

                  (c) If to The First National Bank of Boston, as a Bank or Agent, at its head office at 100 Federal Street, Boston, Massachusetts 02110, marked Attention: Daniel G. Head, Jr., Vice President, with a copy to David J. Murphy, Esq., Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110.

                  (d) If to Bank of America National Trust and Savings Association at its office at 555 California Street, Department 3697 , 41st floor, San Francisco, California 94101, marked Attention:
         Douglas Watson,  Assistant Vice President and Peter Tomei,  Managing

         Director;

                  (e) if to Fleet Bank of Massachusetts, N.A. at 75 State Street, Boston, Massachusetts 02109, Attention: Catherine M. Bruton, Vice President; or

                  (f) if to State Street Bank and Trust Company, at Large Corporations, 225 Franklin Street, M-2, Boston, Massachusetts 02110, Attention: Lise Anne Boutiette, Vice President.

         Any notice, request or communication so addressed and mailed by registered or certified mail shall be deemed to have been given when mailed.

         Any notice of borrowing under Section 2.6(a) or notices under Section
2.7 or 2.8(a) hereof shall be signed on behalf of a Borrower by one of its duly authorized officers and shall not be revocable by such Borrower and shall obligate such Borrower to borrow a requested Advance or Term Loan for, or to convert an Advance to, a currency, Borrowing Day, Interest Period or interest rate as may be so specified. Any election made by a Borrower pursuant to Sections 2.3 or 2.10(b) shall be binding upon such Borrower and irrevocable. Notice of any prepayment having been given as required and all of the other conditions to such prepayment having been satisfied by such Borrower in compliance with the provisions of Sections 2.3 or 2.10(b), that amount of the principal of any Advance or Term Loan which shall have been designated for prepayment in such notice shall, on the date specified in such notice, become absolutely due and payable by such Borrower.

         11.3. Reliance, etc. All covenants, agreements, representations and warranties made herein, in certificates delivered pursuant hereto or otherwise in writing in connection with the transactions evidenced hereby shall be deemed to have been material and relied upon by the Banks, notwithstanding any investigation made by the Banks or on the Banks' behalf and shall survive the execution of this Agreement and the making of each Advance or Term Loan hereunder and shall continue in full force and effect until all of the obligations of the Company and each Borrowing Subsidiary hereunder have been paid and satisfied in full and all commitments of the Banks to extend credit hereunder have terminated.

         11.4. Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

         11.5. Consents, Amendments, Waivers, etc. Except as otherwise expressly set forth in any particular provision of this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Borrowers of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the Majority Banks, provided, however, that:

                  (a) Without the written consent of such Banks as hold 100% of the aggregate outstanding principal amount of the Loan Accounts and all Notes, or if no principal is outstanding, of the Total Commitment,

                           (i) no reduction in the principal amount of, interest
                  rate on, Commitment Fees relating to the Advances or Term Loans or the Facility Fee shall be made; and

                           (ii) no extension or postponement of the stated time
                  of payment of the principal amount of, interest on, Commitment Fees relating to, the Advances or Term Loans or the Facility Fee shall be made; and

                           (iii) no increase in the amount, or extension of the term, of the Total Commitment beyond those provided for hereunder shall be made;

                           (iv) no modification of, or amendment to, or waiver
                  of compliance with, the provisions of Sections 8(a), (b), (f),
                  (g) or (h) or 11.5 hereof shall be made.

No modification or waiver of any provision of this Agreement, and no consent to departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the required percentage of the Banks, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle any such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the Banks' right to take any other or further action in any circumstances without notice or demand. No failure or delay on the Agent's or the Banks' part in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. No right, power or remedy conferred hereby upon Agent or the Banks shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

         11.6. Benefit, etc. The rights of the Borrowers under this Agreement shall not be assignable by the Borrowers without the prior written consent of the Banks. This Agreement shall be binding upon the successors and assigns of the Borrowers and, except as otherwise provided in Section 11.12, shall inure to the benefit of and be binding upon each Bank and its successors and assigns.

         11.7. Exchange Rate. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement (including, without limitation, amounts due under Section 7.1 hereof) in Dollars or in any other currency (hereinafter in this Section 11.7 called the "first currency") into any other currency (hereinafter in this Section 11.7 called the "second currency"), then the conversion shall be made at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgment or order is determined and the rate of exchange prevailing on the date of payment, each Borrower hereby agrees to pay such additional amount as may be necessary to ensure that the amount paid on such date in the second currency is the amount in such second currency which, when converted at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's opening of business on the date of payment, is the amount which was due under this Agreement in the first currency before such judgment was obtained or made. Any amount due from any Borrower to the Banks under the second sentence of this Section 11.7 will be due as a separate debt of such Borrower to the Banks and shall not be affected by judgment or order being obtained for any other sum due under or in respect of this Agreement. The covenant contained in this Section 11.7 shall survive the payment in full of all of the other obligations of the Borrowers under this Agreement.

         11.8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and is intended to take effect as a sealed instrument.

         11.9.  Counterparts.  This Agreement may be executed in one or more
counterparts  each  of   which   shall  constitute  an original  but which taken
together shall constitute but one agreement. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart.

         11.10.  Consent To Jurisdiction, Waiver of Jury Trial.

                  (a) Each Borrowing Subsidiary hereby irrevocably submits to the jurisdiction of any Massachusetts state or federal court sitting in Boston over any action or proceeding arising out of or relating to this Agreement and each Borrowing Subsidiary hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or federal court. Each Borrowing Subsidiary hereby appoints the Company as its process agent (the "Process Agent"), and the Company hereby agrees to act as its agent at its office specified in Section 11.2(a) to receive on its behalf and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made to any Borrowing Subsidiary by mailing or delivering a copy of such process to such Borrowing Subsidiary in care of the Process Agent at the Process Agent's address set forth above, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrowing Subsidiary also irrevocably consents to the service of any and all process in any such action or proceeding by the hand delivery or mailing of copies of such process to such Borrowing Subsidiary at its address specified in its election to become a Borrowing Subsidiary. Each Borrowing Subsidiary agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each Borrowing Subsidiary may change its Process Agent hereunder by substituting and appointing as its Process Agent another Person approved by the Agent, such substitution and appointment to be made pursuant to a written instrument executed by such Borrowing Subsidiary and such Person in form and substance approved by the Agent, which approval will not be unreasonably withheld; provided, however, that each Borrowing Subsidiary shall have a Process Agent at all times.

                  (c) Nothing in this Section 11.10 shall affect the right of the Banks to serve legal process in any other manner permitted by law or affect the right of the Banks to bring any action of proceeding against any Borrowing Subsidiary of its property in the courts of any other jurisdiction.

                  (d) Each Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the Notes or any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, each Borrower hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

         11.11. Transitional Provisions. All "Loans", as defined in this Agreement, which were outstanding hereunder as of the date hereof, shall for purposes of this Agreement be deemed Advances made under and subject to the terms and conditions of this Agreement, even if such Advances are not in accordance with the Commitment Percentages of the Banks hereunder and shall bear interest at the rate determined under this Agreement. Upon the termination of the Interest Period determined in accordance with this Agreement with respect to such Advances, the Company shall repay such Advances and may, subject to the terms and conditions of this Agreement, reborrow such amounts in accordance with the Banks' Commitment Percentages. The Commitment Fee payable to each Bank shall be determined on the basis of each Bank's portion of the unused Total Commitment rather than its Commitment Percentage until the Advances are made in accordance with the Commitment Percentages. This Agreement shall not become effective until the Company shall have paid the Agent's fees and expenses in accordance with
Section 11.1(b) hereof in connection with the completion of this Agreement.

         11.12. Exempt Character of Transaction. This Agreement is made with the Banks in reliance upon their several representations to the Company, which by their execution of this Agreement they hereby confirm, that each Bank for itself and not for any other Bank has no present intention of selling or otherwise disposing of any interest in the Loan Accounts or the Notes other than participations by banking institutions. The Company represents to the Banks that it has not, either directly or through any agent, offered any interest in the Notes (or similar instruments) for sale to or solicited any offers to buy any interest therein from, or otherwise approached or negotiated in respect of any interest therein with, any person or persons other than the Banks. If any Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.

                        12. ASSIGNMENT AND PARTICIPATION.

         12.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all of its interest, rights and obligations under this Agreement (including all of its Commitment Percentage and Commitment and the all of the Loans at the time owing to it and the Notes held by it); provided that (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Company shall have given its prior written consent to such assignment, which consent, in the case of the Company, will not be unreasonably withheld, (b) each such assignment shall be constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement (c) each assignment shall be in an amount that is equal to 100% of such assigning Bank's Commitment and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit A hereto (an "Assignment and Acceptance"), together with any Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five
(5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 12.3, be released from its obligations under this Agreement.

         12.2 Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

                  (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

                  (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

                  (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.1.7 and Section 5.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                  (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                  (e) such assignee represents and warrants that it is an Eligible Assignee;

                  (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

                  (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and

                  (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

         12.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,000.

         12.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Company and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, each Borrowing Subsidiary, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Company.

         12.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, or, if such Bank's Commitment is less than $5,000,000, the amount of such Bank's Commitment, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Company and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         12.6. Disclosure. The Company agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees and potential assignees hereunder; provided that such assignees or potential assignees shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment. In addition, the parties hereto hereby agree that any Bank may disclose information obtained by such Bank pursuant to this Agreement to participants and potential participants hereunder, provided that such information is public information. Such Bank shall not disclose any non-public information to any participant or potential participant hereunder without the Company's prior written consent. In addition, such participant or potential participant shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated participation

         12.7. Assignee or Participant Affiliated with the Company. If any assignee Bank is an Affiliate of the Company, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 8, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Company or an Affiliate of the Company, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 8 to the extent that such participation is beneficially owned by the Company or any Affiliate of the Company, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

         12.8. Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to the Agreement with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Company and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 12 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

         12.9.  Assignment by Company. Neither the  Company  nor any Subsidiary
shall assign   or  transfer any of  its rights or  obligations  under any of the
Loan Documents without the prior written consent of each of the Banks.

         IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of the parties hereto on the day first above written.

                                    TERADYNE, INC.

                                    By:/s/ Stuart M. Osattin__________
                                    Title:Treasurer

                                    THE FIRST NATIONAL BANK

                                    OF BOSTON, individually and,

                                     as Agent

                                    By:/s/ Daniel G. Head, Jr.________
                                    Title:Vice President

                                    BANK OF AMERICA NATIONAL

                                    TRUST AND SAVINGS

                                    ASSOCIATION

                                    By:/s/ Peter Tomei________________

                                    Title: Managing Director

                                    STATE STREET BANK AND
                                     TRUST COMPANY, N.A.

                                    By:/s/ Lisa Anne Boutiette________
                                    Title: Vice President

                                    FLEET BANK OF
                                     MASSACHUSETTS, N.A.

                                    By:/s/ Catherine M. Bruton_________
                                    Title: Vice President

                                   Schedule 1

Bank                                    Commitment               Commitment
                                                                 Percentage of
                                                                 Loans

The First National Bank                 $54,000,000              45.00%
  of Boston

Bank of America                         $39,000,000              32.50%

Fleet Bank of                           $16,500,000              13.75%
  Massachusetts, N.A.

State Street Bank                       $10,500,000              8.75%

Totals                                  $120,000,000             100.00%